Exhibit 23.3

北京 上海 深圳 杭州 广州 昆明 天津 成都 宁波 福州 西安 南京 南宁 济南 重庆 苏州 长沙 太原 武汉 贵阳 乌鲁木齐 郑州 石家庄 合肥 海南 青岛 香港 巴黎 马德里 硅谷 斯德哥尔摩 纽约

BEIJING|SHANGHAI | SHENZHEN | HANGZHOU | GUANGZHOU | KUNMING | TIANJIN | CHENGDU | NINGBO | FUZHOU | XI AN | NANJING | NANNING | JINAN | CHONGQING | SUZHOU | CHANGSHA | TAIYUAN | WUHAN | GUIYANG | URUMQ I |ZHENGZHOU | SHIJIAZHUANG|HEFEI | HAINAN|QINGDAO | HONG KONG | PARIS | MADRID | SILICON VALLEY | STOCKHOLM | NEW YORK

中国山东省青岛市市南区香港中路9号香格里拉中心办公楼6-7层 邮编：266071

6-7F, Office Tower of Shangri-La Center, 9 Xianggang Middle Road, Qingdao, 266071, P. R. China

电话/Tel: +86 532 87079090 传真/Fax: +86 532 87079097

网址/Website: http://www.grandall.com.cn

May 27, 2021

Re: Consent Letter on Nisun International Enterprise Development Group Co., Ltd – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Nisun International Enterprise Development Group Co., Ltd (the “Company”), a company organized under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register up to $200,000,000 of securities of the Company in a shelf registration statement.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-3 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

 /s/ Grandall Law Firm (Qingdao)

Grandall Law Firm (Qingdao)

Qindao, China